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                                                                     EXHIBIT 5.1





                                  June 29, 2001


Pioneer-Standard Electronics, Inc.
6065 Parkland Boulevard
Mayfield Heights, Ohio  44124

                  Re: 2000 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS AND 2000 STOCK INCENTIVE PLAN, AS AMENDED

      We are familiar with the proceedings taken and proposed to be taken by Pioneer-Standard Electronics, Inc. an Ohio corporation (the "Company"), with respect to 105,000 common shares, without par value, of the Company, to be offered and sold from time to time pursuant to the Pioneer-Standard Electronics, Inc. 2000 Stock Option Plan for Outside Directors (the "Directors Plan") and 2,000,000 common shares, without par value, of the Company (which, together with the common shares to be offered and sold pursuant to the Directors Plan, are collectively referred to herein as the "Shares") to be offered and sold from time to time pursuant to the Pioneer-Standard Electronics, Inc. 2000 Stock Incentive Plan, as amended (the "Incentive Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

      In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein, and based thereon, we are of the opinion that:

      1. The Shares are duly authorized and, when issued and paid for in the manner contemplated by the Directors Plan, Incentive Plan and the Registration Statement, will be validly issued, fully paid and nonassessable; and

      2. When issued in accordance with the terms of the Rights Agreement, dated as of April 27, 1999, between the Company and National City Bank, as Rights Agent, the Rights (as such term is defined in the Rights Agreement) associated with the Shares will be validly issued.

     The opinion set forth in subparagraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles of fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

     In rendering the opinion set forth in subparagraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

      This opinion letter is intended solely for your use in connection with the filing of the Registration Statement with respect to the Shares, and may not be reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned.


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      The opinions expressed herein are limited to matters of the Ohio General
Corporation Law and we express no view as to the effect of any other law on the opinions set forth herein.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,


                                       /s/ CALFEE, HALTER & GRISWOLD LLP
                                       -----------------------------------------
                                       CALFEE, HALTER & GRISWOLD LLP